Exhibit 11.  Statement re: computation of per share income (loss)



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
                                                                  Three Months Ending March 31,

                                                               1998                               1997


                                                    -----------------------------            ----------------

                                                        Basic          Diluted            Basic          Diluted



Net income (loss)                                      $  199,579      $  199,579      $  (956,279)    $  (956,279)
                                                       ==========      ==========      ============    ============


Weighted average number of shares
  outstanding                                           7,472,873       7,472,873        7,457,717       7,457,717

Incremental shares from the assumed
  exercise of dilutive stock options                       -               10,956            -               -

Weighted average number of common and
  common equivalent shares outstanding                 7,472,873        7,483,799        7,457,717      7 ,457,717
                                                     ===========      ===========    ==============   ==============


Net income (loss) per share                            $     .03       $      .03      $      (.13)    $      (.13)
                                                    ============      ===========    ===============  ==============


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